JETBLUE AIRWAYS REPORTS DECEMBER TRAFFIC
New York, NY (January 11, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for December 2018. Traffic in December increased 6.8 percent from December 2017, on a capacity increase of 8.5 percent. Load factor for December 2018 was 81.4 percent, a decrease of 1.3 points from December 2017. JetBlue’s preliminary completion factor for December 2018 was 99.8 percent and its on-time (1) performance was 74.5 percent.

Fourth quarter revenue per available seat mile (RASM) is expected to increase approximately 2.4 percent year-over-year. This is consistent with our prior guidance range of 1.5 to 3.5 percent.  December revenue trends performed as expected. Higher than expected completion factor negatively impacted fourth quarter RASM by approximately 0.3 points.
JETBLUE AIRWAYS TRAFFIC RESULTS

	December 2018	December 2017	% Change
Revenue passenger miles (000)	4,354,643	4,079,287	6.8%
Available seat miles (000)	5,352,847	4,931,590	8.5%
Load factor	81.4%	82.7%	-1.3 pts.
Revenue passengers	3,536,377	3,430,346	3.1%
Departures	31,658	30,659	3.3%
Average stage length (miles)	1,128	1,091	3.4%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	50,790,104	47,239,706	7.5%
Available seat miles (000)	59,880,815	56,007,224	6.9%
Load factor	84.8%	84.3%	0.5 pts.
Revenue passengers	42,149,989	40,038,090	5.3%
Departures	366,619	353,681	3.7%
Average stage length (miles)	1,096	1,072	2.2%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
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